Exhibit 4.18

Executed Version

CONFIDENTIAL AND PRIVILEGED

Dated   February 23,  2020

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ASTRAZENECA AB

-and-

REDHILL BIOPHARMA INC.

_______________________________________

SUPPLY AGREEMENT

_______________________________________

TABLE OF CONTENTS

1.	INTERPRETATION		1
	1.1	Definitions	1
2.	PURPOSE		6
	2.1	Manufacture and Supply of Licensed Product	6
3.	TECHNOLOGY TRANSFER		6
4.	FORECASTS		8
	4.1	Forecasts	8
	4.2	Initial Forecasts	9
	4.3	Binding Forecasts	9
	4.4	Forecast Variance	10
	4.5	Final Forecast	10
5.	ORDERING		10
	5.1	Orders	10
6.	DELIVERY, RISK AND TITLE		12
	6.1	Delivery	12
	6.2	Title and Risk	13
7.	PRICE AND CHARGES		13
8.	INVOICING AND PAYMENT		14
	8.1	Invoicing	14
9.	REPRESENTATIONS, WARRANTIES & COVENANTS, SHORTFALLS AND NON-CONFORMING LICENSED PRODUCTS		15
	9.1	Representations, Warranties and Covenants of AstraZeneca	15
	9.2	Shortfalls and Non-Conforming Supplied Products	16
10.	MANUFACTURING		17
	10.1	Packaging Term	17
	10.2	Bulk Supply Term	17
	10.3	Stability Testing	17
	10.4	Manufacturing Changes	18
11.	LABELLING		18
	11.1	Labelling	18
12.	USE OF ASTRAZENECA’S IT SYSTEMS		19
13.	REGULATORY MATTERS		20
	13.1	Quality Agreement	20
	13.2	Records	20
	13.3	Regulatory Inspections	20

	13.4	Licensed Product Recall	21
	13.5	Adverse Event Reporting	21
14.	ANTI-BRIBERY		21
	14.1	Compliance	21
15.	INTELLECTUAL PROPERTY		22
	15.1	General	22
	15.2	Grants to AstraZeneca	22
16.	CONFIDENTIALITY		22
	16.1	Confidentiality Obligations	22
17.	INDEMNITIES		22
	17.1	Indemnification of AstraZeneca	22
	17.2	Indemnification of Buyer	22
	17.3	Indemnification Procedures	23
18.	LIABILITY		23
19.	INSURANCE		24
	19.1	Compliance with License Agreement	24
20.	TERM		24
	20.1	Initial Term and Renewal	24
21.	TERMINATION		24
	21.1	Automatic Termination for Termination of License Agreement	24
	21.2	Termination for Material Breach	24
	21.3	Termination At-Will by Buyer	25
	21.4	Termination for Supply Failure	25
	21.5	Termination for Withdrawal of Marketing Authorization	25
	21.6	Consequences of Expiration or Termination	25
	21.7	Accrued Rights; Remedies	26
	21.8	Compliance with Nektar Agreement	26
	21.9	Survival	26
22.	MISCELLANEOUS		27
	22.1	Force Majeure	27
	22.2	Incorporation by Reference	27
	22.3	Assignment	27
	22.4	Dispute Resolution	28
	22.5	Sub-contracting	28
	22.6	Notices	28
	22.7	Equitable Relief	29

22.8	No Benefit to Third Parties	30
22.9	Non-Solicitation of Employees	30
22.10	Conflicts	30

SCHEDULE 1	ASTRAZENECA FORECAST	[***]
SCHEDULE 2	ASTRAZENECA SITES	[***]
SCHEDULE 3	LICENSED PRODUCT	[***]
SCHEDULE 4	MINIMUM LEAD TIMES	[***]
SCHEDULE 5	PRODUCT INFORMATION	[***]
SCHEDULE 6	SPECIFICATIONS	[***]
SCHEDULE 7	DOCUMENTATION TO ACCOMPANY DELIVERIES	[***]

THIS SUPPLY AGREEMENT (this “Supply Agreement”) is made and entered into as of February 23,  2020 (the “Execution Date”) and effective as of the Effective Date.

BETWEEN:

1.          ASTRAZENECA AB, a company incorporated in Sweden under no. 556011-7482 with its registered office at SE-151 85 Södertälje, Sweden  (“AstraZeneca”); and

2.          REDHILL BIOPHARMA INC., a company incorporated in Delaware with its registered office at 8045 Arco Corporate Drive, Suite 200, Raleigh, NC 27617 (“Buyer”).

AstraZeneca and Buyer are sometimes referred to herein individually as a “Party” and, collectively,  as the “Parties”.

RECITALS:

A.          WHEREAS, AstraZeneca and Buyer have entered into a license agreement on the same date as this Supply Agreement (the “License Agreement”), pursuant to which AstraZeneca has agreed to license to Buyer exclusive rights to, among other things, commercialize, the Licensed Product in accordance with the terms and conditions of the License Agreement.

B.          WHEREAS, this Supply Agreement is the Supply Agreement defined and referred to in the License Agreement pursuant to which, in order to provide Buyer with the opportunity to establish, with the assistance of AstraZeneca, its own Manufacturing (as defined in the License Agreement) capabilities for the Licensed Product, whether directly or through a third party, AstraZeneca will provide transitional supply of Licensed Product to Buyer for the Licensed Product in the Field in the Supply Territory.

C.          WHEREAS, following expiry of the Packaging Term (as defined below), AstraZeneca will supply Bulk Tablets for finishing by Buyer and subsequent distribution of Licensed Product in its finished form in the Supply Territory.

D.          WHEREAS,  during the API Supply Term (as defined below),  AstraZeneca will sell to Buyer quantities of the Existing API and,  if AstraZeneca holds surplus stocks of the Existing API (as defined below) at the end of the API Supply Term, AstraZeneca will sell, and Buyer will purchase, such Existing API, in each case on the terms and conditions set forth herein.

E.          WHEREAS, AstraZeneca and Buyer have entered into a transitional services agreement on the same date as this Supply Agreement (the “Transitional Services Agreement” or “TSA”), pursuant to which AstraZeneca has agreed, for a transitional period, to provide certain transitional services to Buyer.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.          INTERPRETATION

1.1        Definitions

1.1.1     Unless otherwise defined in this Supply Agreement, capitalized terms used in this Supply Agreement have the meanings ascribed to them in the License Agreement.

1.1.2     In this Supply Agreement, the following words and expressions shall have the following meanings:

“API” means the compound naloxegol oxalate.

“API Supply Term” means the period commencing as of the date on which Buyer needs Existing API in connection with the Formulation Technology Transfer and ending on the earlier of (a) [***] of the Effective Date, and (b) the date as of which [***] in accordance with this Supply Agreement.

“Apparent Defects” has the meaning given in Section 9.2.1(a).

“Applicable Law” means the applicable laws, rules and regulations that may be in effect from time to time, including any rules, regulations, guidelines or other requirements of the Health Authorities, and the Anti-Corruption Laws.  For purposes of this Supply Agreement, “Applicable Law” will exclude any good manufacturing requirements in the Supply Territory that differ from the requirements set forth in the definition of Current Good Manufacturing Practices.

“AstraZeneca Forecast”  has the meaning given in Section 4.2.1.  The AstraZeneca Forecast is attached as Schedule 1.

“AstraZeneca Sites” means the sites listed in Schedule 2.

“AstraZeneca’s Fully Burdened Manufacturing Cost” means [***].

“Bulk Supply Term” means the period commencing on the date of completion of the Packaging Term and ending on the earlier of:

(a)         the date on which Buyer has established its own alternative arrangements for Manufacturing the Licensed Product which have been approved by the applicable Health Authority; and

(b)         [***],

as such term may be extended in accordance with Section 3.3 or 10.2.1.

“Bulk Tablets” means Licensed Product in its formulated, bulk (un-packaged) tablet form (without bottle or blister packaging).

“Capacity Limit” means [***] tablets per year.

“Certificate of Analysis” means the certificate of analysis to accompany all Licensed Product delivered to Buyer, which certifies that the Licensed Product has been Manufactured and tested in compliance with its Specifications and which is in the form set out in the Quality Agreement, which includes the Certificate of Compliance.

“Certificate of Compliance” means a component of the Certificate of Analysis that certifies manufacturing of a product including packaging and quality control .

“Commercially Reasonable Efforts”  means with respect to the Manufacture of a Licensed Product, conducting such tasks using such efforts and resources that are typically used by AstraZeneca in conducting the same tasks on its own compounds or products with similar commercial and scientific potential at a similar stage in their lifecycle and in a similar therapeutic area, taking into consideration all factors that are typically taken into consideration by AstraZeneca when determining the level of efforts and resources to apply to such tasks with respect to its own similar compounds or products (as described above).  Commercially Reasonable Efforts shall be determined with respect to a specific market or groups of markets (taking account of effects outside of such markets, if any).

“Current Good Manufacturing Practices” means the principles and guidelines of Good Manufacturing Practice for medicinal products for human use as promulgated under Applicable Law, in the United States (in the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including 21 C.F.R. Sections 210 and 211, as may be amended from time to time) and the European Union.

“Delivery” means, with respect to any given Order or any other delivery contemplated hereunder, delivery as specified herein at the Delivery Location or such other location as agreed by the Parties pursuant to Section 6.1.1.

“Delivery Location” means (i) with respect to any given Order, the AstraZeneca Site where such Order was Manufactured or such other location as designated by AstraZeneca in writing, and (ii) with respect to any other delivery contemplated hereunder, the location agreed by the Parties (each acting reasonably).

“Existing API” means [***] of API that is maintained, held or stored by or on behalf of AstraZeneca or its Affiliates, including at any FDA-approved facility owned or operated by [***], as of the Effective Date.

“Field” means all human prophylactic and therapeutic uses.

“Final Materials” means Bulk Tablets that remain in AstraZeneca’s possession at the end of the Bulk Supply Term, but excluding any Bulk Tablets that at the time of Delivery are Non-Conforming Supplied Product or are otherwise not usable due to any damage prior to Delivery or dating shorter than the applicable Minimum Shelf Life therefor.

“Firm Forecast” has the meaning given in Section 4.3.1.

“Forecast” has the meaning given in Section 4.1.1.

“Formulation Know-How” has the meaning set forth in the definition of Manufacturing Know-How.

“Formulation Technology Transfer” means the program for transitioning the Formulation Know‑How to Buyer in accordance with Article 3 and the TT Plan.

“FTE” has the meaning set forth in the definition of FTE Rate.

“FTE Rate” means [***].

“Independent Expert” shall have the meaning set out in Section 9.2.6.

“Initial Forecast Date” means the [***] of the month that is [***] prior to the anticipated termination or expiration of the SOTC Period.

“Intellectual Property Rights”  has the meaning set forth in the TSA.

“Labelling” means all labels, package inserts, carton imprints and all other markings on packaging for the Licensed Product that are defined as labels or labelling under any relevant Regulatory Approval (excluding, for the avoidance of doubt, any transportation packaging).

“Licensed Product” means a product in a form suitable for human applications that is comprised of or contains the API and is marketed by AstraZeneca as of the Execution Date and which is listed in Schedule 3.

“Manufacturing Change” has the meaning given in Section 10.4.1.

“Manufacturing Know-How” means the AstraZeneca Know-How (as defined in the License Agreement) actually used by AstraZeneca as of the Execution Date (or by AstraZeneca as a result of any Manufacturing Change implemented by AstraZeneca hereunder) (a) to package the Licensed Products,  as a part of AstraZeneca’s packaging and labeling Manufacturing processes for Licensed Product (“Packaging Know-How”) and (b) to formulate the Licensed Product into bulk product, including analytic testing know-how (“Formulation Know-How”).

“Marketing Authorization” means an authorization from the applicable Health Authority to place a medicinal product on the market in any country in the Supply Territory, including, with respect to the US, a marketing authorization granted by the FDA or in the applicable country.

“Minimum Lead Time” means the minimum period between the date of placing an Order and the Delivery date for the relevant Supplied Product, as specified in Schedule 4.

“Minimum Order Quantity” means the minimum quantity for any Order for Packed Tablets or Bulk Tablets, on a SKU by SKU basis, as set forth in Schedule 5.

“Minimum Shelf Life” means, unless the Parties otherwise agree in writing with respect to a specific Order, the percentage of the approved maximum shelf life specified in Schedule 5.

“Nektar” means Nektar Therapeutics, a Delaware corporation.

“Non-Conforming Supplied Product” means any Supplied Product which, at the time of Delivery to Buyer, does not conform with the requirements of Section 9.1, and “Non-Conformance” shall have a corresponding meaning.

“Order” means a written purchase order with a unique number issued by Buyer for such quantities of Supplied Product as Buyer commits to purchase from AstraZeneca and “Ordered” and “Ordering” shall be construed accordingly.

“Packaging Know-How” has the meaning set forth in the definition of Manufacturing Know-How.

“Packaging Technology Transfer” means the program for transitioning the Packaging Know‑How to Buyer in accordance with Article 3 and the TT Plan.

“Packaging Term” means the period commencing on the end of the SOTC Period and ending on the earlier of (a) the date which is [***] (unless otherwise agreed by the Parties) after Buyer notifies AstraZeneca that Buyer’s alternative arrangements for packing Bulk Tablets into Packed Tablets have been approved by the applicable Health Authority,  and (b) [***] after the Effective Date, as such term may be extended in accordance with Section 3.3 or 10.1.1.

“Packed Tablets” means Bulk Tablets which have undergone primary and secondary packaging and are in finished form as distributed in the United States.

“Personnel” means the employees, directors, officers and agents of a Party or (where, the context requires, those of a Party’s Affiliates).

“Price” means the AstraZeneca’s Fully Burdened Manufacturing Costs [***] in all cases other than if the Supplied Product is API, in which case it shall equal AstraZeneca’s Fully Burdened Manufacturing Costs [***], if applicable, such amount as is required to ensure that [***].  The Prices for Calendar Year 2020 are set forth on Schedule 5.

“Quality Agreement” or “QA” means the quality agreement agreed between the Parties (or their designated Affiliates) within [***] after the Execution Date in relation to the Supplied Products supplied hereunder, as such agreement may be amended or replaced by agreement between the Parties (or their designated Affiliates) in writing from time to time.

“Quality Standards” means the quality standards set out in Section 2.12.1 of the Transitional Services Agreement, such standards to apply to the Licensed Product solely during the interim period from the Effective Date up to the date upon which the Parties agree (in writing) the QA for the  Licensed Product pursuant to Section 13.1.1.

“Regulatory Approvals”  means the regulatory approvals required to Manufacture the Licensed Product in the Field at the AstraZeneca Sites for marketing, sale and/or distribution in the Supply Territory.

“Shortfall” means the quantity of Supplied Product actually Delivered to Buyer that is less than the quantity ordered in the relevant Order;  provided,  however, that a “Shortfall” shall not occur unless the actual quantity Delivered is at least [***] less than the quantity Ordered.

“SKU” means stock keeping unit.

“SOTC Period”  shall have the meaning set forth in the TSA.

“Specifications” means the written specifications for the characteristics, quality and processing of the Supplied Products, as set out in Schedule 6, as such specifications may be amended or replaced from time to time in or pursuant to the Quality Agreement.

“Supplied Product” means each SKU for Bulk Tablets, Packed Tablets (including samples), or API, as set forth on Schedule 5.

“Supply Territory” means, with respect to Packed Tablets, the [***], and with respect to Bulk Tablets and API, the [***] (as defined in the License Agreement).

“Taxes” or “Tax” means all taxes of any kind, and all charges, fees, customs, tariffs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or non-U.S. net income, capital gains, gross income, gross receipt, property (real or personal), franchise, value added, sales, use, excise, good and services, stamp, environmental, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, franchise, capital stock, transfer, gains, escheat, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any governmental authority under Applicable Law.

“Technology Transfer” means the Packaging Technology Transfer and the Formulation Technology Transfer.

“Term” has the meaning given in Section 20.1.1.

“Third Party” means any Person other than AstraZeneca, Buyer and their respective Affiliates and permitted successors and assigns.

“USD Exchange Rate” has the meaning given in the TSA.

“VAT” means:

(a)         any Tax imposed in compliance with council directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); and

(b)         any other Tax of a similar nature (including any value added Tax, turnover Tax, sales Tax, use Tax, goods and services Tax and consumption Tax), whether imposed in a member state of the European Union in substitution for or in addition to the Tax referred to in (a) or elsewhere.

2.          PURPOSE

2.1        Manufacture and Supply of Licensed Product

2.1.1     This Supply Agreement sets out the terms and conditions under which AstraZeneca agrees to (a) Manufacture and supply the Packed Tablets and Bulk Tablets to Buyer, and under which Buyer agrees to purchase the Packed Tablets and Bulk Tablets, in each case solely for sale and/or distribution in the Supply Territory, and (b) supply the Existing API to Buyer for use in accordance with the License Agreement and this Supply Agreement.

2.1.2     Buyer shall purchase [***] percent ([***]%) of its requirements of (a) Packed Tablets from AstraZeneca, until the expiry of the Packaging Term or,  if earlier, this Supply Agreement has expired or terminated in accordance with its terms and (b) Bulk Tablets until the expiry of the Bulk Supply Term,  or, if earlier, this Supply Agreement has terminated in accordance with its terms.  For clarity, Buyer shall be responsible for packaging and labelling Licensed Product supplied under this Supply Agreement following expiry of the Packaging Term.  In addition, Buyer shall purchase [***] percent ([***]%) of its requirements of API from AstraZeneca until the expiry of the API Supply Term or, if earlier, this Supply Agreement has terminated in accordance with its terms.

2.1.3     AstraZeneca agrees not to (a) during the Term and following expiration of this Supply Agreement, Manufacture Licensed Product for [***] for sale in the Supply Territory, or (b) sell or otherwise transfer any of the Existing API to [***].

2.1.4     AstraZeneca shall supply Buyer with amounts of Supplied Products set forth in Orders placed in accordance with the terms of this Supply Agreement.  Notwithstanding the foregoing, (a) in the event of anticipated capacity constraints, AstraZeneca shall not be obligated to Manufacture Licensed Product in excess of the Capacity Limit, and (b) in no event shall AstraZeneca be obligated to supply Buyer with quantities of API exceeding in the aggregate the amount of the Existing API.  AstraZeneca shall notify Buyer as soon as reasonably practicable in the event AstraZeneca reasonably anticipates that its Manufacturing and supply obligations hereunder are likely to be in excess of the Capacity Limit;  provided that AstraZeneca shall [***] to minimize the extent and duration of such constraints;  provided,  further, that in no event shall AstraZeneca be required by this Section 2.1.4 to invest in new production capacity.

3.          TECHNOLOGY TRANSFER

3.1        As soon as reasonably practicable following the date hereof, but in any event no later than [***] after the date hereof, the Parties will in good faith (each acting reasonably) agree on a formal written plan (the “TT Plan”) for the transitioning of the Manufacturing Know-How to Buyer or to its Third Party manufacturer or manufacturers by way of [***] customary technology transfer for packaging (including serialization),  and [***] for formulation of the Licensed Product, in each case to [***] designated by Buyer (which may be the same or different facilities for packaging and formulation and which may in each case be owned or operated by Buyer or any contractor or other Third Party designee thereof).

3.2        Each Party shall perform the activities allocated to it in the TT Plan.  The methods that will be used to effect the Technology Transfer for Packed Tablets and Bulk Tablets,  will include:

3.2.1     the provision of copies of all relevant documentation and data maintained by AstraZeneca in electronic form and in the control of, or reasonably obtainable by, AstraZeneca which record the Manufacturing Know-How, including (a) a list of all equipment, components and materials needed for the Manufacture of the Licensed Product, (b) a step-by-step description of the Manufacturing process for the Licensed Product, and (c) validated analytical methods for the Licensed Product;

3.2.2     the provision of reasonable technical assistance to Buyer or its nominated Third Party manufacturer or manufacturers to ensure a timely transition of the Manufacture of the Product as set forth in the TT Plan;

3.2.3     access to employees of AstraZeneca and its Affiliates who have knowledge of such steps at AstraZeneca’s (or its Affiliates’) premises or, where reasonably required, at the applicable Buyer facility (but subject to the limitations set forth in this Article 3); and

3.2.4     upon reasonable advance notice and upon a date mutually agreed, support reasonable, scheduled site visits in accordance with the TT Plan subject to AstraZeneca’s then current standards applicable to visitors by appropriate Personnel of Buyer or any of its Affiliates, contractors or Third Party manufacturers.

3.3        Each Party will complete the activities allocated to it in the TT Plan within any timelines set out therein (or for activities for which a timeline has not been allocated, within a reasonable time frame). The Technology Transfer shall be completed as soon as reasonably practicable by the Parties, each acting in an expeditious and commercially reasonable manner. In any event, the TT Plan shall require that the Technology Transfer be completed within the Term and, if the Technology Transfer for Packed Tablets is not completed within the Packaging Term or if the Technology Transfer for Bulk Tablets is not completed within the Bulk Supply Term,  the obligations of AstraZeneca pursuant to this Article 3  with respect to the applicable Technology Transfer shall terminate in all respects;  provided that if the applicable Technology Transfer will not be completed within the Packaging Term or Bulk Supply Term, as applicable, due to a breach by AstraZeneca of any of its obligations under this Article 3, the Packaging Term or Bulk Supply Term, as applicable, shall be extended by the number of days of delay in the completion that is attributable to such breach upon notice in writing from Buyer to AstraZeneca.

3.4        The Parties acknowledge that (a) the Parties will be jointly responsible for the development of the TT Plan, (b) Buyer will lead the process for the implementation of the TT Plan for the transitioning of the Manufacturing Know-How to Buyer or to its Third Party manufacturer or manufacturers, and (c) the role of AstraZeneca will be to support Buyer in such implementation activities, in each case as specified in the TT Plan.

3.5        AstraZeneca shall, during the Term, provide up to [***] hours of support for the Packaging Technology Transfer and the Formulation Techology Transfer, collectively,  pursuant to this Article 3 [***] (“Support Hours”).  As of the Execution Date, the Support Hours shall be provisionally allocated as follows:  up to [***] Support Hours for the Packaging Technology Transfer and up to [***] Support Hours for the Formulation Technology Transfer;  provided that Buyer may, at any time and from time to time during the Packaging Term or the Bulk Supply Term, reallocate Support Hours from the Packaging Technology Transfer to the Formulation Technology Transfer, or vice versa, upon written notice to AstraZeneca.  If Buyer, acting reasonably, requires time in addition to complete the Packaging Technology Transfer or the Formulation Technology Transfer, AstraZeneca and Buyer will discuss in good faith Buyer’s requirements and AstraZeneca will use its reasonable efforts to accommodate such request;  provided, that the other manufacturing operations of AstraZeneca and its Affiliates are not unduly disrupted by the provision of such additional support.  The Parties shall agree in writing to the terms of any additional support to be provided by AstraZeneca, including the total number of additional hours of support and the time period over which such additional support shall be provided.  All such additional support will be provided at Buyer’s cost, [***].

3.6        In respect of all Technology Transfer services provided pursuant to this Supply Agreement, Buyer shall reimburse AstraZeneca for all reasonable (a) [***], (b) [***] and (c) [***], in each case, reasonably incurred by or on behalf of AstraZeneca and its Affiliates in providing such services.  Buyer shall be responsible for the costs of all API or other materials used in connection with any Technology Transfer.

3.7        In no event shall AstraZeneca be required to provide technology transfer assistance for any element of the Manufacturing Know-How more than [***] during the Technology Transfer process.

3.8        Subject to Sections 3.1 through 3.5, and Section 3.11,  Buyer shall be responsible for providing, making available or obtaining in sufficient time as required to meet the TT Plan, all facilities, materials, personnel, consents, approvals, information and other resources necessary to carry out and complete the Technology Transfer.  As the success of the implementation of the Technology Transfer process will primarily depend on Buyer or its Third Party manufacturer, subject to compliance with AstraZeneca’s obligations under this Supply Agreement,  AstraZeneca provides no assurances or guarantees that the formulation or other Manufacturing processes can be [***] transitioned to Buyer or any Third Party.

3.9        In addition to the Technology Transfer, which for clarity does not include a technology transfer for the API, AstraZeneca shall provide such Manufacturing Know-How in its possession and control to the extent requested by Buyer and such information is necessary or reasonably useful in order to assist Buyer in establishing its own supply chain for API.

3.10      While on site at the facilities of the other Party (or a Third Party designated by the other Party), each Party will ensure that it and its Affiliates (and their respective personnel) conduct themselves in such manner as would be reasonably expected in the circumstances and comply with:  (a) such of the other Party’s (or relevant Third Party’s) normal and reasonable codes of conduct and security practice (including those related to data protection, health and safety, operational and technical security, occupancy, acceptable use and access to buildings) as are brought to the relevant person’s attention; (b) the other Party’s (or relevant Third Party’s) reasonable instructions; and (c) Applicable Law.

3.11      At the request of Buyer and with the consent of the applicable AstraZeneca Partner, AstraZeneca will introduce Buyer to an appropriate contact person at such AstraZeneca Partner for the purpose of possible discussions between Buyer and AstraZeneca’s Partners with respect to such Partners’ Manufacturing capabilities and arrangements.

4.          FORECASTS

4.1        Forecasts

4.1.1     Commencing no later than the Initial Forecast Date,  Buyer shall, subject to Sections  4.2.2 and 4.2.3, prepare on a monthly basis and provide to AstraZeneca not later than the [***] Business Day of each month a written rolling purchase forecast of its and its Affiliates’ requirements of each SKU for the Licensed Products with respect to the Supply Territory (the “Forecast”) and AstraZeneca shall only use such Forecasts to support its obligations to supply Licensed Product hereunder.  For clarity, no Forecast shall be required for API.

4.1.2     For Packed Tablets, each Forecast shall contain a rolling forecast of Buyer and its Affiliates’ expected quantities of Packed Tablets required for each month during the period of [***] months (or such shorter time as remains until the anticipated completion of the Packaging Term, and taking account of any applicable extension of the Packaging Term)  covered by the Forecast.

4.1.3     For Bulk Tablets, each Forecast shall contain a rolling forecast of Buyer and its Affiliates’ expected quantities of Bulk Tablets required for each month during the period of [***] months (or such shorter time as remains until the anticipated completion of the Bulk Supply Term, and taking account of any applicable extension of the Packaging Term)  covered by the Forecast.

4.1.4     For clarity, the [***] month in a Forecast shall be the then-current month in which the Forecast is submitted.

4.2        Initial Forecasts

4.2.1     AstraZeneca’s current forecast for Packed Tablets as of the Execution Date, on a SKU-by-SKU basis (“AstraZeneca Forecast”)  is attached hereto as Schedule 1.

4.2.2     Buyer shall submit its first Forecast for Packed Tablets no later than the Initial Forecast Date.  The quantities of Packed Tablets set forth for each month in such Forecast shall not vary (up or down) from the quantities of Packed Tablets shown for the corresponding month in the AstraZeneca Forecast by more than plus or minus (+/-) [***] percent ([***]%), on an SKU-by-SKU basis, and such Forecast otherwise shall be subject to the terms of this Article 3.  For example, if the AstraZeneca Forecast for February 2021 were one hundred (100) units, then the quanitities set forth in Buyer’s first Forecast for February 2021 shall not be lower than [***] nor higher than [***] units.

4.2.3     Buyer shall submit its first Forecast for Bulk Tablets no later than the date that is [***] prior to the anticipated commencement of the Bulk Supply Term for the Licensed Product;  provided that, notwithstanding anything else in this Article 4 or Article 5, the quantities of Packed Tablets for a given month contemplated by the then-preceding Forecast delivered by Buyer that are not at the time subject to outstanding Orders shall be deemed to be quantities of Bulk Tablets for such month for purposes of this Supply Agreement and included in the first Forecast for Bulk Tablets (subject to any variances permitted under Section 4.3 or 4.4).

4.3        Binding Forecasts

4.3.1     The quantities of (a) the first [***] months of each Packed Tablets Forecast submitted by Buyer and (b) the first [***] months of each Bulk Tablets Forecast, in each case ((a) and (b)), will be considered binding on a SKU-by-SKU basis and may not be varied in subsequent Forecasts (each such binding portion therein, a “Firm Forecast”).  Buyer may not change any Firm Forecast without the written consent of AstraZeneca.  The remaining months of each Forecast will be considered non-binding, good faith estimates and any modifications to the Forecasts shall be subject to the variances set forth in Section 4.4.

4.3.2     For  clarity,  AstraZeneca shall only be obliged to Manufacture quantities of Licensed Product once such quantities have become the subject of confirmed Orders pursuant to Article 4.

4.4        Forecast Variance

4.4.1     The forecast quantities of Licensed Product in a Forecast for any specific period shall not vary (up or down) from the quantities of Licensed Product forecasted for the corresponding period in the immediately preceding Forecast by more than the following percentages for the following periods:

(a)         for the [***] through the [***] month shown in a Forecast:  plus or minus (+/-) [***] percent ([***]%);

(b)         for the [***] through the [***] month shown in a Forecast:  plus or minus (+/-) [***] percent ([***]%);

(c)         for the [***] through the [***] month shown in a Forecast:  plus or minus (+/-) [***] percent ([***]%); or

(d)         for the [***] through the [***] month:  plus or minus (+/-) [***] percent ([***]%).

4.5        Final Forecast

At least [***] prior to the last day of the Bulk Supply Term, Buyer shall submit a final forecast specifying the quantities of Bulk Tablets that it wishes to buy from AstraZeneca during the period prior to the end of the Bulk Supply Term (the “Final Forecast”).  The Final Forecast shall be binding on the Buyer and on AstraZeneca;  provided that the quantities in the Final Forecast do not exceed any Capacity Limit duly notified by AstraZeneca to Buyer.

5.          ORDERING

5.1        Orders

5.1.1     Buyer acknowledges and agrees that AstraZeneca (a) will only Manufacture and supply Packed Tablets during the Packaging Term (plus Orders therefor submitted prior to the end of the Packaging Term for Delivery after the end of the Packaging Term)  and Bulk Tablets during the Bulk Supply Term (plus Orders therefor submitted prior to the end of the Bulk Supply Term for Delivery after the end of the Bulk Supply Term), and (b) will only supply Existing API during the API Supply Term (plus any final sale of the Existing API pursuant to Section 21.6.6 after the end of the API Supply Term).

5.1.2     Beginning in the [***] calendar month prior to the end of the SOTC Period and each month thereafter during the Term, and by no later than the [***] Business Day of the relevant month,  Buyer shall submit to AstraZeneca its Orders for Supplied Product, which Orders shall, with respect to Licensed Product, be consistent with the binding portion of the Forecast and shall set forth the amount of each Supplied Product to be delivered in the [***] calendar month following the month in which the Order is submitted, broken down by SKU, and the requested Delivery date therefor.  Subject to the foregoing, such Orders shall be made using AstraZeneca’s standard ordering procedures in force at the Execution Date or such other procedures as Buyer may agree to use from time to time thereafter.

5.1.3     Where actual Orders for Licensed Product for a given month fall below the Firm Forecast for that month, AstraZeneca shall be entitled to charge Buyer for the quantities of Licensed Product set forth in the Firm Forecast for such month but not Ordered; and where actual Orders for Licensed Product for a given month are in excess of the Firm Forecast for that month,  Buyer acknowledges that AstraZeneca is under no obligation to supply the excess amount (although AstraZeneca will make [***]).

5.1.4     Subject to Section 5.1.5(a), all Orders for Licensed Product must be for the Minimum Order Quantity or increments thereof.

5.1.5     The Parties will, in good faith, co-operate to manage production and deliveries in the most efficient manner.  Such co-operation shall take into account (i) the practices that AstraZeneca has itself employed when managing production and deliveries of the Licensed Product prior to the Execution Date, and (ii) Buyer’s operational, efficiency and timeliness requirements, and current and anticipated inventory levels and demand.  In particular, the Parties will work together collaboratively to:

(a)         review the Minimum Order Quantity in the event that Buyer anticipates that the Minimum Order Quantity will exceed demand in the Supply Territory (or any part thereof) taking account of the maximum shelf life of the Licensed Product; and

(b)         agree and set suitable Order quantities and replenishment frequencies (per SKU, to the extent applicable) of Supplied Product to ensure that appropriate asset and country stockholding is implemented and maintained.

5.1.6     All Orders must specify:

(a)         the date the Order was issued;

(b)         the required type, including product SKU, and quantity of each Supplied Product;

(c)         the Delivery Location and the country(ies) of the Supply Territory to which the Supplied Product will be exported, if any;  and

(d)         the Delivery date, provided that (i) the period in which the Supplied Product is to be delivered is no less than the Minimum Lead Time; (ii) the Delivery date for Packed Tablets is, in the case of any Orders submitted after notification by Buyer of the end of the Packaging Term, no later than the termination or expiry of the Packaging Term; (iii) the Delivery date for Bulk Tablets is no later than [***] after the termination or expiry of the Bulk Supply Term; and (iv) the Delivery date for API is no later than [***] after the termination or expiry of the API Supply Term.

5.1.7     Provided that an Order corresponds, in the case of Order for Supplied Product other than API, with the forecasted demand set out in the corresponding month in the Firm Forecast current at the time of the Order, and is otherwise in accordance with the terms of this Supply Agreement then, subject to Section 4.3, AstraZeneca shall accept the Order.  AstraZeneca shall communicate its acceptance of an Order by way of email confirmation or by such other written means as AstraZeneca may elect from time to time.  Confirmation by AstraZeneca of its acceptance of an Order that is made by way of email shall be made within [***] after receiving the Order.

5.1.8     All confirmed Orders shall be binding upon Buyer and shall not be changed without the written consent of AstraZeneca.

5.1.9     Each Order shall be the subject of a separate contract of sale between AstraZeneca and Buyer.  All contracts between the Parties for the supply of any Supplied Product shall be on the terms and conditions set out in this Supply Agreement.  All other terms and conditions (including any terms and conditions which Buyer purports to apply under any purchase order, specifications or other document attached to any order form) are hereby excluded.

6.          DELIVERY, RISK AND TITLE

6.1        Delivery

6.1.1     Unless otherwise agreed by the Parties in writing, all deliveries will be made [***] at the Delivery Location.

6.1.2     AstraZeneca shall [***] to deliver the Supplied Product at the Delivery Location within [***] of the delivery date specified in the applicable Order, provided the Delivery date is in accordance with the Minimum Lead Time or as otherwise mutually agreed between the Parties.  AstraZeneca shall not be liable for any delay in delivery of the Supplied Products that is caused by Force Majeure or by Buyer’s negligence or breach of this Supply Agreement, or any relevant delivery instruction of Buyer.

6.1.3     Buyer shall arrange for its nominated carrier to be at the Delivery Location (ready for the Supplied Product to be loaded on to Buyer’s carrier) within [***] after AstraZeneca giving it written notice that the Supplied Product is ready for loading.  If, for any reason,  Buyer fails to arrange for its carrier to visit the Delivery Location within this time frame then, subject to Section 6.1.4, AstraZeneca may at its option either:  (a) acting as agent for Buyer and at Buyer’s expense, arrange for a delivery company to collect the Supplied Products from the Delivery Location for delivery to any premises of Buyer; or (b) store the Supplied Products until Buyer collects them and Buyer shall be liable for all related costs and expenses (including, without limitation, storage and insurance);  provided that in each case AstraZeneca shall use reasonable care and act consistently with its customary practices in comparable circumstances.

6.1.4     If, within [***] after AstraZeneca giving Buyer written notice that the Supplied Products are ready for loading on to Buyer’s carrier at the Delivery Location,  Buyer notifies AstraZeneca that the Supplied Products cannot be delivered to the relevant country of the Supply Territory because a clearance, authorization, permit or approval (as required by Applicable Law or by the relevant Health Authority) has not yet been obtained, then in such circumstances AstraZeneca agrees not to exercise its rights under option (a) in Section 6.1.3 in respect of those Supplied Products, but will exercise its rights under option (b) instead.

6.1.5     Where Buyer has agreed to arrange for its nominated carrier to collect Supplied Product from the Delivery Location pursuant to Section 6.1.3, delivery shall be deemed complete at the earlier of:  (a) the time when the Supplied Product has been loaded on to Buyer’s nominated carrier at the Delivery Location; and  (b) [***] local time at the Delivery Location on the [***] Business Day after the day on which AstraZeneca notified Buyer that the Supplied Products were ready for loading.  In cases where delivery is to be made to a location which is not a Delivery Location, AstraZeneca’s delivery shall be deemed to be complete when the Supplied Products arrive at the Delivery Location.

6.1.6     If AstraZeneca fails to make the Supplied Products available for collection or to deliver the Supplied Products, AstraZeneca shall, at AstraZeneca’s option, taking into consideration any preference expressed by Buyer in writing, make the Supplied Products available within a reasonable time or issue a credit note against any invoice raised for such Supplied Products.  Subject to Section 6.1.10, any delay in making the Supplied Products available for collection will not entitle Buyer to terminate or cancel any Order unless such delay exceeds [***].

6.1.7     AstraZeneca may deliver the Supplied Product or make them available for loading on to Buyer’s carrier (as applicable) by separate installments;  provided that, prior to doing so, AstraZeneca, acting reasonably, shall consult in good faith with Buyer and take into consideration Buyer’s preferred installment sizes, delivery dates and frequencies, as conveyed to AstraZeneca in writing.  Each such installment shall be deemed to be treated as a separate contract of sale between AstraZeneca and Buyer.

6.1.8     All deliveries must be accompanied by the documentation specified in Schedule 7, subject to any variations that are mutually agreed between the Parties to cater for the local requirements of the relevant country of the Supply Territory.

6.1.9     In respect of all Orders, AstraZeneca shall be entitled to Deliver quantities of Supplied Product which are up to plus or minus [***]  ([***]%) of the quantity set out in the Order, on a SKU-by-SKU basis, and Buyer shall not be entitled to reject any Delivery on this basis and Buyer shall be charged for the quantity actually delivered;  provided that, to the extent of any deviation between Ordered and Delivered quantities of Supplied Products for a given month, Buyer shall, notwithstanding anything else in this Supply Agreement,  following a good faith discussion, be entitled to vary its Orders for the applicable SKU for the [***] to account for such deviation;  provided, further, that AstraZeneca shall [***] to fulfil any such increase in Ordered quantities of Supplied Products for such period.

6.1.10   In the event AstraZeneca fails to Deliver for [***] consecutive months at least [***] percent ([***]%) of the aggregate quantities set out in all confirmed Orders for the applicable month (for all SKUs and Supplied Products, as applicable)  (“Supply Failure”), the matter shall be referred to the Parties’ executives for resolution by negotiations during a period of [***] following the referral of the matter to the executives.  If the Parties are unable to resolve such Supply Failure within such [***] period (a “Supply Resolution Failure”),  AstraZeneca will [***] to accelerate the Technology Transfer contemplated hereunder.  In the event a Supply Failure is ongoing, Buyer may cancel any outstanding Orders by written notice to AstraZeneca.

6.1.11   AstraZeneca shall promptly notify Buyer in writing if at any time AstraZeneca has reason to believe that AstraZeneca will not be able to (a) fill an Order in accordance with the delivery schedule specified therein and in compliance with the terms and conditions of this Supply Agreement and the Quality Agreement or (b) supply the Supplied Product to Buyer in satisfaction of the most recent Forecast (taking account of permitted variances) in accordance with this Supply Agreement, which notice in either case shall provide Buyer with information regarding the nature of the supply problem, including the extent of the expected shortage of supply (each, a “Supply Shortage Notice”).  Upon AstraZeneca providing a Supply Shortage Notice to Buyer, Buyer and AstraZeneca shall promptly meet and work together, in good faith, to identify an appropriate resolution to the supply problem;  provided that in no event shall AstraZeneca be required by this Section 6.1.11 to invest in new production capacity.  Any agreed resolution to the supply problem shall be set forth in a writing executed by both Parties which shall state that the applicable Supply Shortage Notice is thereby withdrawn.

6.1.12   AstraZeneca shall deliver Bulk Tablets and API packed in bags and/or other containers consistent with the validated containers used by AstraZeneca prior to the Execution Date, unless the Parties agree otherwise from time to time.

6.2        Title and Risk

6.2.1     Title, and risk of loss or damage, to any Supplied Product shall pass to Buyer upon Delivery of such Supplied Product at the Delivery Location.

7.          PRICE AND CHARGES

7.1.1     The price for each Supplied Product is the Price.

7.1.2     In addition to the Price of the Supplied Products, AstraZeneca shall be entitled to invoice Buyer for the costs and expenses incurred by AstraZeneca and AstraZeneca Affiliates in arranging delivery of the Licensed Products to any location which is not a Delivery Location (including the costs of packaging, loading, unloading, transportation, export and import of the Licensed Product to such location, and the costs of insuring the Supplied Products in transit).

7.1.3     All Prices and other payments to be made by Buyer under this Supply Agreement shall be payable in US Dollars.  Any Third Party costs and expenses which are to be reimbursed by Buyer under this Supply Agreement will be reimbursed in US Dollars.  If Third Party costs and expenses which are to be reimbursed in US Dollars were originally incurred in any other currency, they will be converted to US Dollars using the USD Exchange Rate.

8.          INVOICING AND PAYMENT

8.1        Invoicing

8.1.1     AstraZeneca (or an Affiliate thereof) shall invoice Buyer for the Price of the Supplied Product on or at any time after its Delivery and for the amounts referred to in Section 7.1.2 (in respect of the costs of delivering Supplied Products to  locations which are not Delivery Locations), and Buyer shall pay such amounts.

8.1.2     Any other costs, expenses or other sums which may be chargeable by AstraZeneca under this Supply Agreement shall be invoiced by AstraZeneca (or an Affiliate thereof) in arrears, on a monthly or a less frequent basis as AstraZeneca may (in its sole discretion) decide.  If requested by Buyer, AstraZeneca will provide Buyer with a reasonable level of supporting documentation for such amounts.

8.1.3     Buyer shall pay each invoice submitted under this Supply Agreement within [***] after the date of the invoice as stated thereon.

8.1.4     All payments due to AstraZeneca under this Supply Agreement are exclusive of any VAT which may be chargeable, which Buyer shall pay in addition at the rate and in the manner for the time being prescribed by Applicable Law, and shall be made by Buyer by transfer to such bank account as AstraZeneca may from time to time notify in writing to Buyer and shall be made in full and cleared funds, without any set off, deduction or withholding whatsoever, except for any deduction or withholding which must be made under Applicable Law.  If Buyer is required to deduct or withhold any amount under Applicable Law, Buyer shall increase the sum it pays to AstraZeneca by the amount necessary to leave AstraZeneca with an amount equal to the sum it would have received if no deduction or withholding had been made;  provided that no such increase shall be required in respect of any such deduction or withholding if and to the extent that the amount of such deduction or withholding  (a) would not have been imposed but for the failure of AstraZeneca to take advantage of an otherwise available exemption from or reduction in the rate of withholding Tax under any applicable income Tax convention between Sweden and any applicable jurisdiction or (b) would not have been imposed but for the assignment by AstraZeneca of its rights or obligations (including to Affiliates) under this Agreement or any change of Tax residence of AstraZeneca or any of its Affiliates outside of Sweden.

8.1.5     If Buyer fails to pay any amount payable under this Supply Agreement by the due date for payment, then without prejudice to any other rights or remedies that AstraZeneca may have:

(a)         Buyer shall pay interest thereon (before and after any judgment) at [***] of [***], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest; and

(b)         without prejudice to Section 8.1.5(a) and subject to giving Buyer [***] prior written notice of its intention to do so, AstraZeneca shall be entitled to suspend any of its obligations under this Supply Agreement until such time as any unpaid amounts have been paid in full.

8.1.6     Section 9.5.3 of the License Agreement is hereby incorporated by reference into this Agreement, mutatis mutandis.

9.          REPRESENTATIONS, WARRANTIES & COVENANTS, SHORTFALLS AND NON-CONFORMING LICENSED PRODUCTS

9.1        Representations,  Warranties and Covenants of AstraZeneca

9.1.1     AstraZeneca represents and warrants to Buyer that, at the time of their Delivery to Buyer,  the Supplied Products will:

(a)         have been Manufactured in accordance and comply in all material respects with:

(i)          the [***];

(ii)         [***];

(iii)       the [***]; and

(iv)        all Applicable Law;

(b)         meet the requirements of the [***] in the Supply Territory;

(c)         meet any applicable [***] requirement;

(d)         in the case of Supplied Product that is API, it shall have [***]; and

(e)         have been stored at the AstraZeneca Site in accordance with the [***].

9.1.2     AstraZeneca represents and warrants that at the time of Delivery to Buyer at the end of the Packaging Term (in the case of Buyer Packaging Materials) or upon the end of the Bulk Supply Term (in the case of Final Materials), the Buyer Packaging Materials and Final Materials Delivered will:

(a)         have been Manufactured in accordance and comply in all material respects with:

(i)          the [***];

(ii)         [***];

(iii)       the [***]; and

(iv)        all Applicable Law;

(b)         meet the requirements of applicable [***] in the Supply Territory;

(c)         meet any applicable [***] requirement and;

(d)         have been stored at the AstraZeneca Site in accordance with the [***].

9.1.3     AstraZeneca also represents and warrants to Buyer that:

(a)         the Packaging Know-How and the Formulation Know-How together constitute, as of the Execution Date, and will together constitute, as of the Effective Date and as of the expiration of the Bulk Supply Term, all AstraZeneca Know-How necessary to formulate and package the Licensed Product from its API in accordance with [***]; and

(b)         title to the Supplied Products, Buyer Packaging Materials and the Final Materials will pass to Buyer upon Delivery under this Agreement free and clear of any security interest, lien, or other encumbrance.

9.1.4     AstraZeneca covenants to Buyer that (a) AstraZeneca shall obtain and maintain all permits, licenses and authorizations necessary to Manufacture the Supplied Product hereunder for marketing, sale and/or distribution by Buyer in the Supply Territory, and (b) it shall obtain and maintain all certifications, permits, licenses and authorizations necessary to access, transfer, manufacture, store and use the Supplied Product in accordance with the Supply Agreement and the Quality Agreement, in each case ((a) and (b)), to the extent required with respect to Supplied Product up to its Delivery to Buyer hereunder.

9.2        Shortfalls and Non-Conforming Supplied Products.  The provisions of this Section 9.2 shall apply to Packed Tablets, Bulk Tablets and API sold hereunder, other than the final sale of the Existing API at the end of the API Supply Term pursuant to Section 21.6.6.

9.2.1     Buyer shall promptly notify AstraZeneca of any Shortfall or Non-Conforming Supplied Product in any Delivery of Supplied Products, and shall provide AstraZeneca with a detailed written report of the alleged Shortfall or Non-Conformance, not later than:

(a)         [***] after Buyer’s receipt of the applicable Supplied Product, for any Shortfall or for any Non-Conformance that could be discovered within this period by Buyer exercising reasonable diligence and/or its responsibilities under the QA (“Apparent Defects”); or

(b)         [***] after the Non-Conformance has become apparent, but in any event no later than [***].

9.2.2     Provided that Buyer has duly notified AstraZeneca of a Shortfall in accordance with Section 9.2.1, AstraZeneca shall, at AstraZeneca’s option, taking into consideration any preferences expressed by Buyer in writing,  in the case of any Shortfall either:

(a)         make up the Shortfall as soon as reasonably practicable, at AstraZeneca’s expense; or

(b)         refund to Buyer the proportion of the Price paid by Buyer which equates to the amount of the Shortfall, or, if the invoice has not been paid, cancel the invoice and issue a new invoice for the actual amount of Supplied Product delivered.

9.2.3     Provided that Buyer has duly notified AstraZeneca of a Non-Conforming Supplied Product in accordance with Section 9.2.1,  AstraZeneca shall, at [***] option, either in the case of any Non-Conforming Supplied Product:

(a)         replace the Non-Conforming Supplied Product as soon as reasonably practicable given the nature of the Non‑Conformance, at AstraZeneca’s expense; or

(b)         refund to Buyer the Price paid to AstraZeneca by Buyer for the Non-Conforming Supplied Product, or, if the invoice has not been paid, cancel the invoice; and

(c)         in either case, reimburse Buyer for any amounts paid by Buyer to AstraZeneca for the Delivery of the Non-Conforming Supplied Product to any location which is not a Delivery Location, and costs for removal or disposal of Non-Conforming Supplied Product.

9.2.4     Buyer shall, at [***] option and expense, return to AstraZeneca or destroy (and certify destruction of) any Non-Conforming Supplied Product.

9.2.5     The process set out in the QA shall be used to determine whether any Supplied Product is a Non-Conforming Licensed Product.

9.2.6     If a dispute arises between the Parties as to whether or not a Supplied Product supplied under this Supply Agreement is a Non-Conforming Supplied Product, which cannot be resolved by the Parties within [***] of a claim being notified by Buyer to AstraZeneca following the conclusion of the processes described in the QA, either Party may require that the matter in dispute be referred to an independent testing laboratory or other appropriate independent expert mutually agreed upon by the Parties or, failing agreement, appointed by the ICC International Centre for Expertise at the request of either Party (the “Independent Expert”).

9.2.7     The referral of any matter to the Independent Expert pursuant to Section 9.2.6 shall be solely for the purpose of establishing whether or not there has been a supply of Non-Conforming Supplied Product.  Except in the case of fraud or manifest error on the part of the Independent Expert, the decision of the Independent Expert will be final and binding upon the Parties.  If the Independent Expert decides that the Supplied Product is a Non-Conforming Supplied Product, the costs of the Independent Expert will be borne by AstraZeneca.  In all other circumstances, the costs of the Independent Expert will be borne by Buyer.

9.2.8     Subject to Articles  6,  17 and 21,  with respect to Supplied Product covered by this Section 9.2,  the rights and remedies set out in this Article 9 shall be Buyer’s sole right and remedy in relation to the Delivery of any Non‑Conforming Supplied Product or a Shortfall.

10.        MANUFACTURING

10.1      Packaging Term

10.1.1   Subject to Section 3.3,  AstraZeneca shall not be obliged to Manufacture and supply to Buyer any Packed Tablets after the expiry of the Packaging Term;  provided that Buyer may, by written notice to AstraZeneca as soon as reasonably practicable after Buyer becomes aware that the Packaging Technology Transfer is unlikely to be completed by the [***] of the Effective Date, extend the Packaging Term by an additional [***].

10.2      Bulk Supply Term

10.2.1   Subject to Section 3.3,  AstraZeneca shall not be obliged to Manufacture and supply to Buyer any Bulk Tablets  prior to the commencement of, or after the expiry of, the Bulk Supply Term;  provided that Buyer may, by written notice to AstraZeneca as soon as reasonably practicable after Buyer becomes aware that the Formulation Technology Transfer is unlikely to be completed by the [***] of the Effective Date, extend the Bulk Supply Term by an additional [***].

10.3      Stability  Testing

10.3.1   If Buyer (or a Health Authority in the Supply Territory) requires stability tests to be carried out and/or for new stability protocols to be set down for Bulk Tablets then until the end of the SOTC Period, subject to AstraZeneca’s approval (such approval not to be unreasonably withheld or delayed), AstraZeneca will carry out such services for Buyer at the AstraZeneca Sites or at Buyer’s designee during the Bulk Supply Term only, at [***] cost.  After the SOTC Period, any stability tests to be carried out and/or new stability protocols to be set down for such Bulk Tablets shall be the responsibility of Buyer.

10.4      Manufacturing Changes

10.4.1   Procedures governing changes to the Specifications and/or changes in the Manufacturing process, Manufacturing facilities and/or materials (or sources of materials) used by AstraZeneca to Manufacture any Licensed Product (each a “Manufacturing Change”)  will be set out in the QA.  Any Manufacturing Change shall be implemented in accordance with the provisions of this Section 10.4 and the QA.

10.4.2   During the SOTC Period, AstraZeneca shall have final decision-making authority with respect to any Manufacturing Changes required by a Health Authority (“Required Manufacturing Changes”), including whether and how to implement any such Manufacturing Changes; provided that AstraZeneca shall consult in good faith with Buyer prior to making any decision with respect to any Required Manufacturing Changes, and shall consider in good faith any other Manufacturing Changes proposed by Buyer.  After the SOTC Period, Buyer shall have final decision-making authority with respect to any Required Manufacturing Changes, including whether and how to implement any such Manufacturing Changes; provided that Buyer shall consider in good faith any Manufacturing Changes proposed by AstraZeneca.  During the Term, neither Party shall make any Manufacturing Changes that are not Required Manufacturing Changes without the other Party’s written agreement.  AstraZeneca shall use [***] to carry out any Required Manufacturing Changes as promptly as practicable in order to prevent any disruption in supply and in a manner to ensure continued compliance of the Licensed Product with the Specifications and the applicable Regulatory Approvals and Buyer shall, where required, reasonably assist in carrying out such changes.

10.4.3   The Parties agree that the reasonable and documented incremental internal costs and out-of-pocket costs and expenses of the Parties directly incurred in relation to any Manufacturing Change shall be borne by the Party initiating such Manufacturing Change.  For these purposes [***].

10.4.4   Where a Manufacturing Change is required by Buyer and such change results in rendering obsolete any inventory of Licensed Products or materials used in the Manufacture of the Licensed Products, [***] shall bear the cost of such write-off (including waste disposal costs) for Licensed Products.

11.        LABELLING

11.1      Labelling

11.1.1   For Licensed Product supplied hereunder, Buyer shall be responsible for:

(a)         the accuracy of, and information contained on, all Labelling for the Licensed Product in the Field in the Supply Territory;

(b)         ensuring that the Labelling of the Licensed Product in the Field complies with all Applicable Law in the Supply Territory; and

(c)         obtaining all necessary approvals for any changes to the Labelling from the relevant Health Authority in the Supply Territory;

provided that prior to the expiration or termination of the Packaging Term, Buyer will only be so responsible to the extent that AstraZeneca has complied with Buyer’s instructions with respect to such Labelling and AstraZeneca’s applicable obligations under this Supply Agreement.

11.1.2   For Licensed Product supplied hereunder, Buyer shall supply AstraZeneca with all Labelling information required in order for AstraZeneca to Manufacture Packed Tablets for the Supply Territory in Buyer’s own livery.

11.1.3   AstraZeneca shall, at [***] cost, use AstraZeneca’s own artwork system for the implementation of changes to the Labelling of the Packed Tablets and Buyer shall make all necessary arrangements (including making its own IT systems available) to interface with AstraZeneca’s artwork system (including to enable Buyer to approve its own artwork).

11.1.4   Any changes made to the Labelling of the Packed Tablets must be approved by Buyer in writing before the new Labelling is produced, such approval not to be unreasonably withheld or delayed.

11.1.5   In no circumstances shall AstraZeneca be required to implement any changes to the shape, size or format of any Labelling of Packed Tablets and changes shall be limited to replacing AstraZeneca’s livery with Buyer’s livery (without design changes) or as otherwise required by the Health Authorities.  Following the initial livery changes, AstraZeneca will not make any further changes to any Labelling of Packed Tablets unless such changes are required by the Health Authorities.

11.1.6   For Licensed Product supplied hereunder, AstraZeneca agrees (subject to Section 11.1.5), at [***] cost, to implement those Labelling changes which are necessary in order to replace AstraZeneca’s livery with Buyer’s livery,  and to reflect any other changes that are required by the Health Authorities as a result of such transfer.

11.1.7   Buyer shall pay AstraZeneca the following sums for any changes to the Labelling or packaging of any Packed Tablets that are required by a Health Authority  after the Effective Date and during the Packaging Term:  [***].

12.        USE OF ASTRAZENECA’S IT SYSTEMS

12.1.1   If and to the extent that Buyer or its Affiliates or their respective Personnel have access, either on‑site or remotely, to AstraZeneca’s artwork or other IT system pursuant to this Supply Agreement,  Buyer shall (and shall procure that its Affiliates and such Personnel shall):

(a)         not attempt to gain access to, use, disclose or interfere with any AstraZeneca IT systems (or Confidential Information or data within those systems) except solely to the extent necessary to carry out the intent of Article 11, and within their permitted access level;

(b)         only allow access to the AstraZeneca IT systems (or Confidential Information or data within those systems) to those named users who have been approved by AstraZeneca and to whom an individual password to access the AstraZeneca IT systems has been granted;

(c)         use and access AstraZeneca’s IT systems in accordance with AstraZeneca’s instructions;

(d)         keep safe, confidential and not disclose any password received under Section 12.1.1(b);

(e)         use industry standard measures not to introduce viruses or malicious software code into the AstraZeneca IT systems;

(f)         not improperly alter, delete or cause to be corrupted any of the Confidential Information or data within AstraZeneca’s IT systems; and

(g)         immediately report to AstraZeneca any suspected or actual security incident or unauthorized access to AstraZeneca’s IT systems (or Confidential Information or data within those systems), or any other breach of security in respect of the same, in each case of which Buyer becomes aware.

12.1.2   AstraZeneca may immediately suspend the access rights of Buyer or its Affiliates or its or their Personnel permitted to any of AstraZeneca’s IT systems solely to the extent, and for only as long as, it considers reasonably necessary to protect the integrity and the security of AstraZeneca’s IT systems (or Confidential Information or data within those systems).

13.        REGULATORY MATTERS

13.1      Quality Agreement

13.1.1   The Parties will enter into a Quality Agreement in accordance with Section 6.10.3 of the License Agreement.  AstraZeneca and Buyer shall perform their respective obligations and comply with all provisions of the Quality Agreement or, until and pending execution of the Quality Agreement, the Quality Standards.  In the event of a discrepancy between the Quality Agreement and this Supply Agreement, the terms of the Quality Agreement shall govern solely in relation to quality-related matters, and this Supply Agreement shall govern all other matters.

13.2      Records

13.2.1   AstraZeneca shall (and shall procure that its Affiliates shall) maintain all records and reports with respect to the Manufacture and supply of Supplied Products (and in relation to the provision of any other services) under this Supply Agreement as required by Applicable Law or by the terms of any Regulatory Approval, for the longer of [***] after the Term and the time periods required by Applicable Law or the terms of any Regulatory Approval.  AstraZeneca shall promptly provide, at Buyer’s expense, copies of any such records or reports reasonably requested by Buyer.  In lieu of retaining records and reports under this Section 13.2.1, AstraZeneca may notify Buyer in writing of its intent to destroy such records and reports and Buyer shall notify AstraZeneca in writing within [***] whether it would like to receive such records and reports, in which case AstraZeneca shall, at AstraZeneca’s expense, ship such records and reports to a destination specified by Buyer.

13.2.2   Buyer shall have the right, at Buyer’s expense, on reasonable advance written notice and not more than [***] in any [***] period (unless any examination pursuant to this Section 13.2.2 reveals, or unless Buyer otherwise has been informed of a breach of this Supply Agreement that has occurred, in which event Buyer shall have the right to conduct, at AstraZeneca’s cost and expense, such additional examinations as it may in its sole discretion deem useful to ascertain compliance with this Supply Agreement), to examine such records and reports of AstraZeneca during AstraZeneca’s normal business hours.

13.3      Regulatory Inspections

13.3.1   If, during the Term, any Health Authority visits or inspects any facilities of AstraZeneca or an AstraZeneca Affiliate in connection with the Manufacture of the Supplied Product for, or the supply of the Supplied Product to, Buyer, or if any Health Authority carries out any visit or inspection which is related to the services which AstraZeneca has agreed to provide to Buyer under this Supply Agreement, then AstraZeneca shall notify Buyer as promptly as practicable, and in any event at least [***] in advance of such visit or inspection.  AstraZeneca shall be responsible for coordinating with the Health Authority with respect to any such visit or inspection, including in developing any response to observations made by the Health Authority;  provided,  however, that Buyer shall have the right to timely review and provide comments to AstraZeneca (which AstraZeneca shall consider in good faith and acting reasonably) on any responses prepared by AstraZeneca in connection with the same.

13.4      Licensed Product Recall

13.4.1   Subject to the Quality Agreement and the Transition Services Agreement, during the SOTC Period, AstraZeneca shall have decision-making authority over recalls and withdrawals, and after the SOTC Period during the Term, Buyer shall have decision-making authority over recalls and withdrawals.

13.4.2   The procedures governing the recall or market withdrawal of any Licensed Product supplied to Buyer under this Supply Agreement will be set out in the Quality Agreement.

13.4.3   Section 7.4 to the License Agreement is hereby incorporated herein; provided,  however, that Buyer shall not be responsible for costs of a  recall or market withdrawal of Licensed Products to the extent arising from a breach by AstraZeneca of this Supply Agreement or the Quality Agreement by, or fraud, willful misconduct or negligence on the part of, AstraZeneca or any of its Affiliates or any of their respective Personnel, or otherwise.   The foregoing shall be without prejudice to any other rights or remedies that Buyer may have, whether under this Supply Agreement or otherwise.

13.5      Adverse Event Reporting

13.5.1   The reporting of adverse events in relation to any Licensed Product supplied to Buyer under this Supply Agreement will be governed by the Transitional Services Agreement, the Quality Agreement and/or the Pharmacovigilance Agreement.

14.        ANTI-BRIBERY

14.1      Compliance

14.1.1   AstraZeneca agrees, on behalf of itself and its Affiliates, and its and their respective Personnel directly and effectively involved, if any, in the performance of this Supply Agreement (together with AstraZeneca, the “AstraZeneca Representatives”) that:

(a)         the performance of this Supply Agreement by the AstraZeneca Representatives shall at all times comply with Anti-Corruption Laws and AstraZeneca’s anti-corruption policies that are in force from time to time; and

(b)         the AstraZeneca Representatives shall not knowingly take any action that will, or would reasonably be expected to, cause Buyer or its Affiliates to be in violation of any such laws or policies in connection with the performance of this Supply Agreement.

14.1.2   To the extent related to activities under this Supply Agreement, each Party may disclose the terms of this Agreement or any action taken under this Article 14 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any governmental authority if the disclosing Party determines, upon advice of counsel, that such disclosure is necessary.

15.        INTELLECTUAL PROPERTY

15.1      General

15.1.1   Subject to this Article 15, neither Party will gain or be granted any licenses, rights of ownership to or use of any property or Intellectual Property Rights owned by the other Party by virtue of this Supply Agreement, by implication, estoppel or otherwise.

15.2      Grants to AstraZeneca

15.2.1   Subject to the terms of this Supply Agreement,  Buyer grants to AstraZeneca and its Affiliates a non‑exclusive, royalty-free, non-transferable license to use all Intellectual Property Rights of Buyer and its Affiliates (including in any new Labelling provided by Buyer pursuant to Section 11.1.2), in each case solely for the purposes of performing, and solely to the extent required to perform, AstraZeneca’s obligations under this Supply Agreement, together with a right to grant sub‑licenses to suppliers and sub‑contractors in respect of such rights strictly to the extent necessary for such purpose.

16.        CONFIDENTIALITY

16.1      Confidentiality Obligations

16.1.1   Each Party shall comply with Article  12 (Confidentiality and Disclosure) of the License Agreement.

17.        INDEMNITIES

17.1      Indemnification of AstraZeneca

17.1.1   Buyer shall indemnify AstraZeneca, its Affiliates, its or their licensors and (sub)licensees and its respective directors, officers, employees and agents, and defend and save each of them harmless, in full and on demand, from and against, and compensate and reimburse them for, any and all Losses suffered or incurred by them in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of (a) the [***] by Buyer or any of its Affiliates or Sublicensees or Distributors or contractors of this Supply Agreement, including the enforcement of AstraZeneca’s rights under this Section 17.1.1 or (b) AstraZeneca or its Affiliates’ Manufacturing the Licensed Products for, or supplying Licensed Products to, Buyer and/or performing other services pursuant to this Supply Agreement, except to the extent that any such Third Party Claim or Losses (i) result from a  [***] of this Supply Agreement, the License Agreement or the TSA, by, or [***] on the part of, AstraZeneca and/or (ii) result from activities covered by the indemnification set forth in the TSA.

17.2      Indemnification of Buyer

17.2.1   AstraZeneca shall indemnify Buyer,  its Affiliates, its or their (sub)licensees and its and their respective Personnel, and defend and save each of them harmless, in full and on demand, from and against, and compensate and reimburse them for, any and all Losses suffered or incurred by them in connection with any and all Third Party Claims, excluding Third Party Claims brought by any Financing Party or its Affiliates, arising from or occurring as a result of (a) [***] arising out of any defect or fault in Manufacture of, or materials used in, the Licensed Products to the extent that such Losses result from [***] on the part of AstraZeneca or (b) the [***] by AstraZeneca or any of its Affiliates, Partners, Distributors, or contractors of this Supply Agreement, including the enforcement of Buyer’s rights under this Section 17.2, except to the extent such Losses (i) result from a [***] of this

Supply Agreement,  the License Agreement or the TSA by, or [***] on the part of, Buyer and/or (ii) result from activities covered by the indemnification set forth in the TSA.

17.3      Indemnification Procedures

17.3.1   In no event shall a Party or any other Person seeking or obtaining indemnification under this Article 17 have the right to seek indemnification pursuant to the License Agreement or the TSA for the same Third Party Claim or Losses.

17.3.2   Section 16.3 of the License Agreement is incorporated herein, mutatis mutandis.

18.        LIABILITY

18.1.1   Except to the extent set out expressly in this Supply Agreement, all conditions, warranties or other terms which might have effect between the Parties or be implied or incorporated into this Supply Agreement (whether by statute, common law or otherwise) are hereby excluded to the fullest extent permitted by Applicable Law.  Without prejudice to the general nature of the previous sentence, unless this Supply Agreement specifically states otherwise, AstraZeneca does not make any representations or warranties with respect to any Supplied Product, including any warranties as to non‑infringement, quality, merchantability or fitness for a particular purpose.

18.1.2   Subject to Section 18.1.3, notwithstanding anything herein or in the License Agreement or any other agreement, the aggregate liability of AstraZeneca (whether arising in tort (including negligence), contract or otherwise) arising out of, under or in connection with this Supply Agreement:

(a)         ANY ORDER FOR LICENSED PRODUCT SHALL NOT EXCEED A SUM EQUIVALENT TO [***]; AND

(b)         THIS SUPPLY AGREEMENT AS A WHOLE, IN ANY CALENDAR YEAR, SHALL NOT EXCEED A SUM EQUIVALENT TO [***].

(c)         WITHOUT LIMITING THE FOREGOING IN THIS SECTION 18.1.2, THE AGGREGATE LIABILITY OF ASTRAZENECA WHETHER ARISING IN TORT THE AGGREGATE LIABILITY OF ASTRAZENECA (WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THE SUPPLY AGREEMENT WILL NOT EXCEED [***] (THE “CAP”); PROVIDED THAT THE CAP SHALL NOT APPLY TO CLAIMS BASED ON [***].

18.1.3   EXCEPT IN CIRCUMSTANCES OF [***] BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTION 17.1 OR 17.2, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER (OR ANY OF ITS AFFILIATES) FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS (WHETHER DIRECT OR INDIRECT), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (I) THE MANUFACTURE, SUPPLY, USE OR SALE OF ANY LICENSED PRODUCT MANUFACTURED AND/OR SUPPLIED HEREUNDER, OR (II) ANY [***] TO PERFORM ANY OF THE PROVISIONS OF THIS SUPPLY AGREEMENT; PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO ANY LIABILITY OF EITHER PARTY FOR BREACH OF ARTICLE 16.  NOTHING IN THIS SUPPLY

AGREEMENT OR THE LICENSE AGREEMENT SHALL LIMIT OR EXCLUDE A PARTY’S LIABILITY FOR [***] CAUSED BY ITS [***], OR THE [***] OF ITS PERSONNEL, AGENTS OR SUBLICENSEES, OR ANY OTHER LIABILITY WHICH CANNOT BE LIMITED OR EXCLUDED BY APPLICABLE LAW.

19.        INSURANCE

19.1      Compliance with License Agreement

19.1.1   Each Party shall comply with Section 16.5 of the License Agreement.

20.        TERM

20.1      Initial Term and Renewal

20.1.1   This Supply Agreement commences and takes effect on the Effective Date and shall continue:

(a)         in respect of the Manufacture of Packed Tablets until the last day of the Packaging Term;

(b)         in respect of the Manufacture of Bulk Tablets, until the last day of the Bulk Supply Term; and

(c)         in respect of the supply of Existing API, until the last day of the API Supply Term.

(the “Term”), unless and to the extent this Supply Agreement is terminated earlier in accordance with the provisions of Article 21.

20.1.2   Once the Packaging Term,  the Bulk Supply Term and the API Supply Term have all expired or terminated, this Supply Agreement will (if not otherwise mutually agreed in writing) automatically expire.

21.        TERMINATION

21.1      Automatic Termination for Termination of License Agreement

In the event that the License Agreement terminates (a) in its entirety or (b) on a country-by-country basis, in each case, for any reason, pursuant to Article 17 of the License Agreement, this Supply Agreement shall automatically terminate at the same time in its entirety or, as the case may be, with respect to supply of Supplied Product for the terminated countries under the License Agreement.

21.2      Termination for Material Breach

In the event that either Party (the “Breaching Party”) is in material breach of this Supply Agreement, in addition to any other right or remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Supply Agreement by providing [***], (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided, that (a) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such default cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions to cure such breach as soon as possible, such longer period not to exceed an additional [***]); and (b) the Notice Period for payment breaches shall be [***] from the date of notice (and shall not, for clarity, be subject to any extension of the Notice Period).  If Buyer’s material breach relates solely and exclusively to a particular country or countries, AstraZeneca shall have the right to terminate this Supply Agreement, in its sole discretion, (i) solely with respect to such country or countries, (ii) in the case that such country is in [***], solely with respect to [***] or (iii) in its entirety.

21.3      Termination At-Will by Buyer

Buyer may terminate this Supply Agreement at any time upon [***] prior written notice to AstraZeneca.

21.4      Termination for Supply Failure

Buyer may immediately terminate this Supply Agreement upon the occurrence of a Supply Resolution Failure, by written notice to AstraZeneca.

21.5      Termination for Withdrawal of Marketing Authorization

Buyer may terminate this Supply Agreement upon [***] prior written notice to AstraZeneca in the event the FDA requires that the Marketing Authorization for the Licensed Product be withdrawn in the United States.

21.6      Consequences of Expiration or Termination

21.6.1   Upon expiry or termination of this Supply Agreement for any reason Buyer shall pay all Prices and any other sums owed to AstraZeneca pursuant to this Supply Agreement within [***] of receiving an invoice for the same and subject to Section 21.6.3 21.6.3, all unfilled Orders will be cancelled.

21.6.2   Except for a termination of this Supply Agreement for a breach by AstraZeneca, Buyer shall in the case of expiration or termination of this Supply Agreement reimburse AstraZeneca for:

(a)         any commitments or obligations that were made by AstraZeneca or its Affiliates to Third Parties for the sole purpose of performing its obligations under this Supply Agreement, which cannot be cancelled or refunded by such Third Party or which relate to materials which cannot reasonably be used by AstraZeneca or its Affiliates in the ordinary course of business;

(b)         any write-off costs (including waste disposal costs) for inventories of the Licensed Product and/or materials which AstraZeneca is not able to re-utilize elsewhere (despite AstraZeneca having used Commercially Reasonable Efforts to do so); and

in each case taking into account the Forecasts submitted by Buyer and the extent to which such Forecasts are binding;

21.6.3   Except where this Supply Agreement is terminated under Section 21.1 or by AstraZeneca under Section 21.2 or Section 21.3, on expiry or termination of this Supply Agreement AstraZeneca will continue to process and fulfil any Orders for Supplied Product which have been confirmed by AstraZeneca in accordance with Section 5.1.7 prior to the date of such expiry or such effective date of termination.

21.6.4   If, at the end of the Packaging Term (including if this Supply Agreement terminates prior to the end of the Packaging Term), AstraZeneca has not exhausted its supply of packaging materials with Buyer’s livery (“Buyer Packaging Materials”) used in its Manufacture of Packed Tablets hereunder, then AstraZeneca shall, within [***], deliver to Buyer an invoice setting forth the quantity of such remaining Buyer Packaging Materials and the price therefor, which shall be at AstraZeneca’s Fully Burdened Manufacturing Cost.  Buyer shall pay such invoice no later than [***] after receipt thereof and shall arrange, at its own cost, for shipping of such packaging materials.

21.6.5   If,  upon expiration of the Bulk Supply Term (including if this Supply Agreement terminates prior to the end of the Bulk Supply Term), AstraZeneca has not exhausted its supply of Final Materials, then AstraZeneca shall, within [***], deliver to Buyer an invoice setting forth the quantity of such remaining Final Materials at the relevant Price.   Buyer shall pay such invoice no later than [***] after receipt thereof and shall arrange, at its own cost, for shipping of such Final Materials.

21.6.6   If, at the end of the API Supply Term (including if this Supply Agreement terminates prior to the end of the API Supply Term), AstraZeneca has not exhausted its supply of Existing API, then AstraZeneca shall, within [***] thereafter,  retest (as required), and if and to the extent such Existing API passes such retest, sell and Deliver to Buyer such Existing API, and Buyer shall purchase and accept Delivery of such Existing API, at the Price.  AstraZeneca shall issue an invoice for such remaining Existing API and within [***] days after receiving such notice Buyer shall pay such invoice.  Such sale shall be an “as-is” sale and shall constitute a final sale;  provided that in the event that prior to the [***] of the end of the API Supply Term, Buyer retests any Existing API and such Existing API fails such retest and such failure is not attributable to acts or omissions taken by or on behalf of Buyer after Delivery, then Buyer shall provide evidence of such failure and in such case AstraZeneca shall refund the Price paid for such quantities.  AstraZeneca shall not sell any Existing API to [***] without the consent of Buyer.

21.6.7   The Parties shall cooperate with one another, each acting reasonably and in good faith, to minimize to the extent reasonably practicable the amount of Buyer Packaging Materials existing at the end of the Packaging Term, and the quantity of Final Materials existing at the end of the Bulk Supply Term.

21.7      Accrued Rights; Remedies

Except as otherwise expressly provided herein, expiration or termination of this Supply Agreement for any reason shall not limit remedies that may otherwise be available in law or equity, including a Party’s right to claim against the other Party for any damages arising out of a breach of this Supply Agreement, and shall be without prejudice to either Party’s other rights and remedies or to any accrued rights and liabilities as the date of such expiry or termination.

21.8      Compliance with Nektar Agreement

In the event of termination of this Supply Agreement resulting from the termination of the License Agreement,  Buyer shall cooperate with AstraZeneca and its Affiliates and its and their (sub)licensees and transferees, and with Nektar, as may be required to comply with the Nektar Agreement, including any transition agreements contemplated thereby.

21.9      Survival

Sections  2.1.3,  13.2 (Records),  16.1 (Confidentiality Obligations), 19.1 (Compliance with License Agreement),  21.6 (Consequences of Termination), 21.7 (Accrued rights; Remedies), 21.8 (Compliance Agreement), this Section 21.9 and Articles 9 (Representations, Warranties & Covenants, Shortfalls and Non-Conforming Licensed Products),  17 (Indemnification), 18 (Liability) and 22 (Miscellaneous),  shall survive the termination or expiration of this Supply Agreement and shall continue in full force and effect.   In addition, Article 8 shall apply with

respect to Orders filled prior to or after the term of this Agreement as well as for a final accounting of any amounts owed to any Party hereunder.

22.        MISCELLANEOUS

22.1      Force Majeure

22.1.1   If a Party is prevented from or delayed in performing any of its obligations under the License Agreement by a Force Majeure then:

(a)         the relevant obligations under this Supply Agreement shall be suspended for as long as the Force Majeure continues and the Party shall not be in breach of this Supply Agreement or otherwise liable for any such failure or delay in the performance of such obligations;

(b)         as soon as reasonably practicable after the start of the Force Majeure, the Party shall notify the other of the nature of the Force Majeure and the likely effects of the Force Majeure on its ability to perform its obligations under this Supply Agreement, and the Parties shall cooperate in good faith to minimize the impact of the Force Majeure on the supply to Buyer of Supplied Products; provided that in no event shall AstraZeneca be required by this Section 22.1.1 to invest in new production capacity;  and

(c)         as soon as reasonably practicable after the end of the Force Majeure, it shall notify the other Party that the Force Majeure has ended, and shall resume performance of its obligations under this Supply Agreement.

22.2      Incorporation by Reference

The provisions set forth in Sections 18.2 (Export Control), 18.4 (Severability),  18.6 (Governing Law; Jurisdiction), 18.9 (Entire Agreement),  18.10 (Amendments), 18.11 (English Language), 18.13 (Waiver and Non-Exclusion of Remedies), 18.15 (Further Assurance), 18.16 (Relationship of the Parties), 18.17 (References), 18.18 (Construction), and 18.19 (Counterparts) of the License Agreement are hereby incorporated by reference, mutatis mutandis, with the same force and effect as if included herein in their entirety.

22.3      Assignment

Neither Party may assign its rights or delegate its obligations under this Supply Agreement, in whole or in part without the prior written consent of the other Party except (a) a Party may assign all of its rights and obligations under this Supply Agreement to an assignee of the License Agreement,  (b) each Party shall have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Supply Agreement through any of its Affiliates or its or their (sub)licensees, and (c) Buyer shall have the right, without such consent, to [***] .  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Supply Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Supply Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Supply Agreement and shall cease to have any rights or obligations under this Supply Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided, that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Supply Agreement.  Any attempted assignment or delegation in violation of this Section 22.3 shall be void and of no effect.  Notwithstanding any other provision of this Section 22.3, the terms of this Supply Agreement may be varied, amended or modified or this Supply Agreement may be suspended, cancelled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 22.3 to have become a party to this Supply Agreement.

22.4      Dispute Resolution

22.4.1   Save for Disputes which may be determined by the Independent Expert under Sections 9.2.6 and 9.2.7,  any Dispute shall be resolved by final and binding arbitration under Section  18.5.2 of the License Agreement.

22.5      Sub-contracting

Save as expressly provided below or elsewhere in this Supply Agreement or the Quality Agreement, no Party to this Supply Agreement may sub‑contract or delegate any of its obligations under this Supply Agreement without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed).  The Parties acknowledge, however, that AstraZeneca may, without the need for Buyer’s consent, sub‑contract or delegate its obligations or services to be provided under this Supply Agreement to Third Party consultants or contractors to whom AstraZeneca has used for such purposes prior to the Effective Date with respect to the Supplied Product.  Each Party remains responsible for the acts or omissions of Affiliates or Third Parties to whom it sub‑contracts or delegates any of its obligations, as if they were its own.

22.6      Notices.

22.6.1   Notice Requirements.

Any notice or other communication required or permitted to be given by either Party under this Supply Agreement shall be in writing and shall be deemed given as of (a) the date delivered if delivered by hand, or reputable courier service, (b) the date sent if sent by email (with transmission confirmed), (c) the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or (d) the fifth (5th) Business day after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the addresses specified below, or to such other addresses of which notice shall have been given in accordance with this Section.  This Section 22.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Supply Agreement.

22.6.2   Addresses for Notice.

If to AstraZeneca, to:

AstraZeneca AB

SE-151 85 Södertälje, Sweden

Attention:  [***]

Email:  [***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

Salesforce Tower, 415 Mission Street, Suite 5400

San Francisco, CA 94105-2533

Attention:  [***]

Email:  [***]

If to Buyer, to:

RedHill Biopharma Inc.

8045 Arco Corporate Drive, Suite 200

Raleigh, NC  27617

Attn.:  [***]

E-mail:  [***]

with copies (which shall not constitute notice) to:

RedHill Biopharma Ltd

21 Ha’arba’a St.

Tel-Aviv 6473921, Israel

Attn.:  [***]

E-mail:  [***]

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY  10019

Attn.:  [***]

Email:  [***]

Cravath, Swaine & Moore LLP

CityPoint, 1 Ropemaker Street

London EC2Y 9HR, United Kingdom

Attn.:  [***]

Email:  [***]

22.7      Equitable  Relief

Each Party acknowledges and agrees that the restrictions set forth in Article 16 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Supply Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 22.7  is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Supply Agreement.

22.8      No Benefit to Third Parties

The covenants and agreements set forth in this Supply Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer’s Financing Parties specified herein, they shall not be construed as conferring any rights on any other Persons.

22.9      Non-Solicitation of Employees

Commencing on the Effective Date and for a period of [***] thereafter, neither Party shall, directly or indirectly, actively recruit or solicit any employee of the other Party with whom such Party has come into contact or interacted solely or predominantly for the purposes of performing this Supply Agreement, without the prior consent of the other Party.  For purposes of this Section 22.9,  “solicit” shall be deemed not to include:  (a)  circumstances where an employee of one Party or any of its Affiliates initially contacts the other Party or any of such Party’s Affiliates seeking employment; or (b) general solicitations of employment not specifically targeted at such employees.  For the avoidance of doubt, the foregoing provisions shall not apply to any employee [***].

22.10    Conflicts

22.10.1 In case of a conflict between:

(a)         the provisions of any Schedule and the provisions of the main body of this Supply Agreement, the provisions of the main body of this Supply Agreement shall prevail; and

(b)         the provisions of this Supply Agreement and the License Agreement, the relevant provisions of the License Agreement will prevail;  provided,  however, that for clarity the indemnification provisions of this Supply Agreement and those in the License Agreement and the TSA do not conflict and are each are intended to govern distinct activities.

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed in two (2) counterparts by their respective duly authorized representatives as of the date set forth at the beginning of this Supply Agreement.

[SIGNATURE PAGE FOLLOWS.]

SIGNED for and on behalf of
AstraZeneca AB

Signature: /s/ [***]
Name:	[***]
Title:	Authorised Signatory

[Signature Page - Supply Agreement]

SIGNED for and on behalf of
RedHill Biopharma Inc.

Signature: /s/ [***]
Name:	[***]
Title:	[***]

Signature: /s/ [***]
Name:	[***]
Title:	[***]

[Signature Page - Supply Agreement]